Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Investor Relations	Media Relations
Matt Shimao	Joseph Vukson
508.323.1198	508.323.1228
matt_shimao@3com.com	joseph_vukson@3com.com

3COM REPORTS FISCAL Q1 RESULTS

MARLBOROUGH, Mass., September 16, 2004 – 3Com Corporation (Nasdaq: COMS) today reported financial results for its first quarter of fiscal year 2005 ended August 27, 2004.

Revenues for the quarter were $162 million. Gross margins were $62 million, or 38 percent of revenues. Operating expenses were $97 million, including $3 million of restructuring charges. The net loss was $36 million, or $0.09 per share, compared to a net loss of $106 million, or $0.29 per share, for the first quarter of fiscal year 2004.

These results have been presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis and the net loss per share of $0.09 for the first quarter of fiscal 2005 is not comparable to First Call EPS estimates.

The company ended the quarter with $1.3 billion in cash and short-term investments.

NOTE: Attached is the full text of 3Com’s prepared remarks for the Q1 financial results conference call. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Halsted’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: the expected decline in sales of our desktop, mobile, and server connectivity products; continued growth in our enterprise networking revenue; improved execution; seasonal improvement in Europe; total revenue for our second fiscal quarter; gross margins for our second fiscal quarter; expected sales and marketing, research and development, and general and administrative expenses, combined; revenue from sales of enterprise networking products for the 2005 fiscal year; growth in the networking industry, including individual segments of that industry; the market for 10/100 switching products; improvements to our sales and marketing organization; the expected growth in sales of routers and core switches sourced from our joint venture, Huawei-3Com; improved competitiveness of our products sourced from Huawei-3Com; expansion of our product lines sourced from Huawei-3Com through the introduction of new products; the progress of Huawei-3Com in the Chinese market; anticipated increases in the staffing levels at Huawei-3Com; expected expansion of our product lines, including the anticipated release of new software for our VCX Voice over IP solution; growth in our pipeline of customers in various stages of evaluation and testing of our products; expected expansion of our switching product line; expected enhancement of our wireless product portfolio; our increasingly competitive product portfolio; our expected focus on sales and marketing initiatives; the development of expanded enterprise class channels; implementation of more effective and competitive programs in our existing channels; expected decreases in volume rebates and higher levels of funding in the form of market development funds; expected increases in end-user demand; expected increases in operating expenses; progress in our enterprise networking strategy; improving the breadth and depth of our product lines; and improving the effectiveness of our existing channels while growing new ones. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; technological changes and trends in the networking sector; possible development or marketing delays relating to our product offerings or the product offerings of the joint venture with Huawei Technologies; our ability to plan and forecast channel and company inventory; possible defects in our product offerings or the product offerings of the joint venture with Huawei Technologies; the introduction of new products by competitors or entry of new competitors into the markets for our products or the markets for the products of the joint venture with Huawei Technologies; expected volatility in our stock price; and the possibility of legal disputes. In addition, references to the financial information included in this press release and Mr. Claflin’s and Mr. Halsted’s remarks reflect rounded numbers and should be considered approximate values.

A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s Annual Report on Form 10-K for the fiscal year ended May 28, 2004. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a leading provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

# # #

3Com and the 3Com logo are registered trademarks of 3Com Corporation. All other company and product names may be trademarks of their respective holders.

Comments on the First Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Don Halsted, 3Com executive vice president and chief financial officer

I will now take you though our financial results for the first quarter of fiscal 2005.

Revenue

Revenue for the quarter was $162 million, including $147 million for sales of enterprise networking products and $15 million for sales of connectivity products. Total revenue declined 11 percent sequentially, and was essentially flat compared to the first quarter of fiscal 2004.

All of our regions experienced lower revenue sequentially:  The Americas declined 4 percent; EMEA (Europe, Middle East and Africa), which was especially affected by seasonality, declined by 17 percent; and the Asia Pacific region declined 15 percent. Worldwide revenue from enterprise networking products decreased 10 percent sequentially, primarily reflecting a decline in sales of our 10/100 switching products and seasonality in the EMEA markets. Revenue from connectivity products decreased 25 percent sequentially due to the continuing, expected transition of these products to other form factors and technologies.

Global revenue from enterprise networking products increased 12 percent from the amount reported for the first quarter of fiscal 2004, whereas revenue from connectivity products decreased 50 percent. However, recall that in the first quarter of fiscal 2004, we reduced our channel inventory model to approximately 4.5 weeks of supply to reflect our improved supply chain processes and efficiency. At that time, we estimated the total company revenue impact to be approximately $13 million. Revenue from enterprise network products showed year over year growth in Q1, even considering this change.

Gross Margin

Gross margin for the current quarter was 38 percent, a decrease of 3 percentage points on a sequential basis, but up 7 percentage points from the first quarter of fiscal 2004.

The significant factors in the sequential margin decrease were lower sales volumes, which accounts for about 2 points of the decrease, and the absence of the $3 million gain on the sale of manufacturing equipment reported in the fourth quarter of fiscal 2004.

Operating Expenses

Total operating expenses for the current quarter were $97 million, including restructuring charges of $3 million and amortization of intangible assets of $1 million. The current quarter restructuring charges related primarily to employee severance costs.

Sales and marketing, research and development, and general and administrative expenses totaled $93 million, an increase of $8 million sequentially. The primary reason for the increase is that in the fourth quarter of fiscal 2004 we recorded a $7 million benefit associated with reduced reserves, accruals and miscellaneous items. Compared to the first quarter of fiscal 2004, these expenses declined about $20 million, or 18 percent, reflecting the impact of the restructuring and other cost reduction actions that we have taken in previous periods.

The number of full time employees at the end of the quarter was approximately 1,840, as compared to 1,925 at the end of the previous quarter.

Operating Loss

Our operating loss for the current quarter was $35 million. This represents an increase of $11 million from the operating loss of $24 million reported for the May quarter, and is attributable primarily to lower sales, and the associated impacts on gross margin.

Compared to the first quarter of fiscal 2004, the operating loss was reduced by $81 million. $46 million of this loss reduction is due to lower restructuring charges and the balance primarily reflects the cumulative effect of improvements in gross margin and operating expenses.

Interest and Other Income

Interest and other income, net, was $1 million. Net interest income for the current quarter was $4 million, an increase of $1 million sequentially, reflecting slightly higher yields on our investment portfolio. Offsetting this income was a provision of $2 million related to Value Add Tax for prior years as a result of an unfavorable tax authority ruling.

Income Tax Provision (Benefit)

In the current quarter, we recorded a net income tax benefit of $0.5 million. The net benefit reflects a provision of approximately $1 million for foreign and state income taxes, offset by a favorable resolution of a contingent income tax liability in a foreign jurisdiction that had been pending for a number of years.

Equity Interest in Loss of Unconsolidated Joint Venture

In the quarter, we recorded a loss of $3 million as our portion of the loss of the unconsolidated Huawei-3Com joint venture in the calendar second quarter.

The Joint Venture continues to make very good progress since the time of its formation last fall. In its second full quarter of operations, the Joint Venture grew its revenues to $63 million, a sequential 43 percent increase. Reported gross margin for the quarter was 39 percent, and the net loss was $5 million, including about $8 million of amortization of intangible assets.

Net Loss, Net Loss per Share, Weighted Average Shares Outstanding

Returning to 3Com’s results, the net loss for the current quarter was $36 million, or approximately $0.09 per share.

The weighted average number of shares outstanding during the current quarter – both basic and diluted – was 388 million shares. This reflects a net decrease of 3 million shares from the May quarter level of 391 million shares.

During the quarter, we issued 1.6 million shares pursuant to our employee stock plans. Under the $100 million stock repurchase authorization, we repurchased 15 million shares in the open market at a total cost of $73 million. The actual number of outstanding shares declined from 393 million at the end of Q4 to 379 million at the end of Q1.

Stock Options Outstanding

There were 58 million stock options outstanding at the end of Q1, compared to 57 million at the end of the previous quarter.

Cash and Short Term Investments

Cash and short term investments totaled $1.264 billion, a decrease of $120 million from the balance at the end of the May quarter. This decrease is comprised of a cash decrease of $136 million, offset by a net increase in short term investments of $16 million.

•              Cash used in operations was $42 million, including approximately $10 million for royalty payments that are made on an annual basis and $8 million for restructuring-related payments;

•              Cash used in investing activities was $25 million which includes $21 million of net purchases of short term investments; and

•              Cash used in financing activities was $69 million. The primary factor was the disbursements related to stock repurchases, which totaled $73 million, offset by proceeds from the issuance of stock pursuant to our employee stock plans of $4 million.

Forward-Looking Guidance

My remaining comments will include forward-looking statements about various matters pertaining to fiscal 2005. Please refer to the safe harbor language in the earnings release, available on our website, for factors that could cause actual results to vary.

•              In Q2 we expect revenues from desktop, mobile and server connectivity products to decline sequentially between 20 percent and 25 percent. This decline should be more than offset by continued growth in the enterprise networking products revenue resulting from improved execution and Europe’s seasonal improvement. We expect worldwide sequential growth of enterprise networking products revenue to be in the range of 10 percent to 15 percent. We expect the combination of these factors to yield total company revenue between $170 million and $180 million.

•              In Q2 we expect the gross margins to be approximately 38 percent.

•              In Q2 we expect to operate with sales and marketing, research and development, and general and administrative expenses in the mid $90 millions.

•              Based on our Q1 results and our projections for Q2, we are no longer targeting enterprise revenue of $800 — $850 million in the 2005 fiscal year as we had previously indicated in January, 2004.

Comments on the First Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

Let me start by commenting on industry conditions. There is much speculation about spending rates for technology in general and networking specifically. While not robust, we believe the networking industry continues to have modest growth. Within that there are some segments that are flat while others are showing strong growth. Our challenge as a company is to increase our participation in the higher growth segments while limiting our exposures to slower growth segments.

One of our larger product segments is 10/100 switching. This is an industry segment that is not growing. We were therefore gratified in our prior quarter, Q4 of last year, when we had substantial sequential growth in this product category. Based on that success, we expected to have continued growth, albeit at a lower rate in Q1. Instead, we had a sequential decline and any share gains we had in Q4 were likely given back in the most recent quarter. Improvements, mostly in sales and marketing, are being made in order to stabilize this business during Q2.

Two product lines that are targeted for high growth within our company are routers and core switches sourced from our joint venture, Huawei-3Com. I am pleased that we had solid sequential growth in both of these product lines, as they are an important element of our long term growth plans. As the year progresses, we must accelerate the sales of these products. To that end, we have been improving the competitiveness of already announced products while expanding our product lines through new introductions. For example, we recently announced a new line of routers, the 6000 series, which are our most powerful line of routers to date. In addition, we will expand our switching product lines sourced from the JV with many of the product introductions occurring later this quarter and into Q3. While sourcing products from the joint venture was one of the reasons for its creation, another reason was to penetrate key Asian markets, particularly China. We are very pleased with the progress Huawei-3Com is making in the Chinese market as evidenced by their substantial growth in their most recent quarter. With that growth, the venture is staffing aggressively to meet the needs of both its domestic and international customers. Current employment is now over 2,000 people, up from the 1,200 that were in place upon its formation 10 months ago.

3Com is also expanding its product lines in other areas. We will soon release a new software version for our VCX Voice over IP solution, which will allow us to have a channel ready product, based on Linux, to sell to mid to large sized customers. While revenue from VCX was negligible in Q1, our pipeline of customers in various stages of evaluation and testing continues to grow. We are also expanding our switching product line in Q2 with the Baseline Plus family, which brings enterprise class features and quality to small businesses. In security, last week we announced the Switch 7200 series, an integrated, standards-based security solution for large enterprises that utilizes applications from “best of breed” security vendors. And we recently announced a new relationship with Trapeze Networks, a leading enterprise wireless LAN vendor. This relationship will allow us to quickly enhance our wireless product portfolio with wireless switches that enable improved scalability and manageability options.

With an increasingly competitive product line, the focus of our company turns more to sales and marketing. We are developing an expanded set of “enterprise class” channels to handle our expanded product line. At the same time, we are implementing more effective and competitive programs in our existing channels, particularly those that target small and mid sized businesses. As an example, we are decreasing volume rebates and replacing them with even higher levels of funding in the form of market development funds, which will allow us to create more end user demand for 3Com and our partners. We are also driving end user demand by clearly articulating our value proposition to target markets such as government, education and medical. These investments in growth are being funded by the increases in operating expense spending which Don just mentioned.

In summary, while there are signs of progress with our enterprise networking strategy, we must pick up the pace. Our focus is on execution of our business plan — both in terms of improving the breadth and depth of our product lines as well as improving the effectiveness of our existing channels while growing new ones.

3Com Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	August 27, 2004	May 28, 2004	August 29, 2003

Sales	$162,349	$183,345	$161,879
Cost of sales	100,254	107,437	111,935

Gross margin	62,095	75,908	49,944

Operating expenses:
Sales and marketing	55,099	54,613	62,607
Research and development	22,435	20,071	26,927
General and administrative	15,672	10,723	24,139
Amortization and write down of intangibles	1,014	1,473	3,387
Restructuring charges	2,784	12,677	48,624

Total operating expenses	97,004	99,557	165,684

Operating loss	(34,909)	(23,649)	(115,740)
Gains on investments, net	433	415	58
Interest and other income, net	1,033	4,541	3,944

Loss from continuing operations before income taxes and equity interest in unconsolidated joint venture	(33,443)	(18,693)	(111,738)

Income tax provision (benefit)	(465)	(226)	(6,035)
Equity interest in loss of unconsolidated joint venture	(2,567)	(390)	—

Loss from continuing operations	(35,545)	(18,857)	(105,703)

Discontinued operations, net of taxes	—	141	(291)

Net loss	$(35,545)	$(18,716)	$(105,994)

Basic and diluted loss per share:
Continuing operations	$(0.09)	$(0.05)	$(0.29)
Discontinued operations	—	—	—

Net loss	$(0.09)	$(0.05)	$(0.29)

Shares used in computing basic and diluted per share amounts	387,585	390,833	367,879

3Com Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 27, 2004	May 28, 2004
ASSETS

Current assets:
Cash and short-term investments	$1,263,633	$1,383,356
Accounts receivable, net	63,423	66,372
Inventories	23,403	27,679
Other current assets	44,677	42,270

Total current assets	1,395,136	1,519,677

Deferred income taxes	2,890	2,937
Property & equipment, net, and assets held for sale	116,349	114,599
Investment in joint venture	140,324	142,891
Other assets	38,420	40,714

Total assets	$1,693,119	$1,820,818

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$67,962	$80,408
Accrued liabilities and other	215,628	226,161

Total current liabilities	283,590	306,569

Deferred revenue and long-term obligations	13,522	15,135
Stockholders’ equity	1,396,007	1,499,114

Total liabilities and stockholders’ equity	$1,693,119	$1,820,818

Additional Financial Data

(in thousands, except percentages and per share amounts)

(unaudited)

Sales by Geography

	Three Months Ended
	August 27, 2004	May 28, 2004	$ Change	% Change

Americas	$73,831	$77,012	$(3,181)	-4%
Europe, Middle East and Africa	67,382	81,456	(14,074)	-17%
Asia Pacific Rim	21,136	24,877	(3,741)	-15%

Total Sales	$162,349	$183,345	$(20,996)	-11%

Stock Options

	Outstanding Options as of August 27, 2004
Range of exercise prices	Number of shares	Weighted average exercise price

$0.13 - 4.29	4,792	$4.21
4.30 - 5.10	12,030	4.76
5.12 - 5.54	11,262	5.38
5.56 - 6.09	9,161	5.92
6.10 - 10.09	12,392	8.07
10.11 - 21.57	8,447	13.39

Total	58,084	$6.98